EXHIBIT 99.1

CENTER FINANCIAL REPORTS DOUBLE-DIGIT PERCENTAGE INCREASES

IN LOANS AND DEPOSITS, CONTINUED STRONG CREDIT QUALITY FOR 2007

LOS ANGELES – January 31, 2008 – Center Financial Corporation (NASDAQ: CLFC), the holding company of Center Bank, today reported financial results for its fourth quarter and year ended December 31, 2007, reflecting solid gains in both loans and deposits while maintaining strong asset quality.

“2007 was a year of building and strengthening the Center Financial organization in preparation for our next phase of growth,” said Jae Whan (J.W.) Yoo, who joined the company as president and chief executive officer on January 16, 2007. “Early in the year, we implemented a number of organizational changes designed to improve our overall internal controls and reporting lines. We added a number of seasoned banking executives and have what we believe to be the strongest and most cohesive senior management team among our direct peers. These enhancements contributed to the lifting of our BSA-related memorandum of understanding last May and enabled us to move forward on a steady, controlled pace of expansion.

“The Center Bank team, supported by a group of regional directors, worked diligently in an extremely challenging banking environment to add more than $250 million net to our loan portfolio during 2007. Importantly, we stayed true to our conservative credit culture provisioning adequate loan loss allowances and was successful in continuing to maintain healthy levels of asset quality,” Yoo said.

2007 Fourth Quarter Summary:

•	Net loans increased 4% sequentially by $71.4 million to $1.79 billion from Q3 2007; up 16% over 2006

•	Nonperforming assets as a percent of total loans and OREO 0.37%, versus 0.38% at September 30, 2007

•	Allowance for loan losses at 1.13%, compared with 1.12% at December 31, 2006

•	Total deposits up 10% year-over-year to $1.58 billion

•	Non-interest bearing deposits equal 23% of total deposits, versus 24% for Q3 2007

•	Net interest margin compressed to 3.95% from 4.22% in Q3 2007

•	Net interest income before provision for loan losses stable at $19.1 million

•	Other-than-temporary impairment (OTTI) write down of $1.3 million related to decline in market valuation of Fannie Mae preferred stocks, equal to $0.05 per diluted share after tax

•	Net income of $3.9 million, or $0.23 per diluted share, versus $6.4 million, or $0.38 per diluted share, in Q4 2006

•	ROAA and ROAE down sequentially to 0.81% and 10.03%, respectively, versus 1.16% and 14.47% for Q3 2007

•	Opened second Seattle area full-service branch office

•	Total of 363,766 shares repurchased during Q4 2007; 373,820 shares repurchased year-to-date

•	Quarterly cash dividend of $0.05 per share

2007 FOURTH QUARTER

Net interest income before provision for loan losses totaled $19.1 million for the three months ended December 31, 2007, the same level as in the 2006 fourth quarter. The company’s yield on interest-earning assets averaged 7.66% for the 2007 fourth quarter, compared with 8.01% in the preceding third quarter and 8.08% in the prior-year fourth quarter. The net interest margin for the 2007 fourth quarter was 3.95%, down from 4.22% in the immediately preceding third quarter and 4.49% in the year-ago fourth quarter. The company attributed the net interest margin compression primarily to the 100 basis point reduction of the Federal Funds rate during 2007, which resulted in a downward re-pricing of 40% of the loan portfolio which is variable rate. To a lesser extent, the growing concentration of fixed rate loans in its portfolio, which typically provides lower rates than variable rate loans and a less favorable mix of interest-bearing to noninterest-bearing deposits also pressured the company’s net interest margin. General rate increases in funding liabilities from the fourth quarter of 2006 to the same 2007 period also contributed to the year-over-year net margin compression.

Center Financial added $2.1 million to its provision for loan losses in the 2007 fourth quarter, compared with $2.0 million in the immediately preceding third quarter and $1.4 million in the year-ago fourth quarter.

Noninterest income in the fourth quarter of 2007 totaled $3.3 million and did not include any gain from the sale of loans to the wholesale market. This compares with total noninterest income of $4.6 million in the year-ago fourth quarter, which included a gain on sale of loans of $719,000. Since the beginning of 2007, the company strategically refrained from selling loans to the wholesale market for an immediate gain on sale each quarter, electing rather to retain them for greater profitability longer term.

Noninterest expense for the 2007 fourth quarter increased significantly to $13.9 million from $11.8 million in the prior-year fourth quarter, principally reflecting an OTTI impairment loss of securities available for sale of $1.3 million in the 2007 fourth quarter related to the sudden and dramatic decline in the market value of its Fannie Mae preferred securities during the period. The company did not have any similar impairment in 2006. In addition, the higher levels of noninterest expense reflected additional costs associated with the opening of the company’s second full-service branch office in the Seattle area. As a percentage of average earning assets, noninterest expense was 2.9% for the 2007 fourth quarter, compared with 2.8% in the same period a year ago. The company’s efficiency ratio for the 2007 fourth quarter rose to 61.80% from 49.80% posted in the fourth quarter of 2006.

Net income for the 2007 fourth quarter totaled $3.9 million, equal to $0.23 per diluted share. On an after-tax basis, the impairment charge reduced the company’s 2007 fourth quarter earnings by $820,000, equal to $0.05 per diluted share. In the year-ago fourth quarter, the company posted net income of $6.4 million, or $0.38 per diluted share, which included the pre-tax gain on sale of $719,000.

Return on average assets (ROAA) and return on average equity (ROAE) equaled 0.81% and 10.03%, respectively, for the three months ended December 31, 2007. This compares with ROAA of 1.40% and ROAE of 18.30% in the year-ago fourth quarter.

2007 FULL YEAR

For 2007, net interest income before provision for loan losses increased 7% to $76.3 million from $71.4 million in the prior year. The increase reflects the growth in the company’s earning assets driven by continued strength in loan originations, partially offset by a larger proportion of interest-bearing deposits and higher interest expense on borrowed funds. Yield on interest-earning assets in 2007 rose modestly to 7.94% from 7.91% in 2006. The net interest margin for 2007 was 4.23%, compared with 4.53% a year ago. The company attributed the net interest margin compression to the higher concentration of fixed rate loans, which generally provides lower rates than variable rate loans, overall rate increases in funding liabilities and a less favorable mix of interest-bearing to noninterest-bearing deposits.

The company’s provision for loan losses totaled $6.5 million for 2007, compared with $5.7 million in 2006.

The company posted noninterest income of $14.9 million for the full 2007 year, which included a $618,000 gain on the sale of unguaranteed portion SBA loans posted in the 2007 second quarter. For 2006, noninterest income totaled $22.2 million, which included $3.3 million in gain on sale of SBA loans and a one-time recognition of $2.5 million related to an insurance settlement and a credit to legal expenses of $700,000.

Noninterest expense for 2007 totaled $49.0 million, including the previously mentioned OTTI impairment charge of $1.3 million. This compares with noninterest expense of $45.3 million in the prior year. The company’s efficiency ratio was 53.8% for 2007, compared with 48.4% for 2006. Management noted that its 2006 efficiency ratio benefited from the net positive impact from the $2.5 million insurance settlement and a credit to legal expenses of $700,000, offset partially by a one-time, BSA-related consulting expense of $1.5 million.

Net income for 2007 totaled $21.9 million, or $1.31 per diluted share, including the $618,000 in gain on sale of loans for the year. As previously mentioned, the impairment charge reduced the company’s 2007 fourth quarter earnings by $820,000, equal to $0.05 per diluted share, on an after-tax basis. For 2006, the company posted net income of $26.2 million, or $1.57 per diluted share, which included $3.3 million in gain on sale of loans and the insurance settlement of $2.5 million, offset partially by BSA-related consulting expense of $1.5 million.

Return on average assets and return on average equity for 2007 equaled 1.14% and 14.33%, respectively, compared with ROAA of 1.53% and ROAE of 20.66% for 2006.

FINANCIAL CONDITION

Gross loans at December 31, 2007 increased 4% sequentially to $1.81 billion from $1.74 billion at September 30, 2007 and rose 16% from $1.56 billion at December 31, 2006. As of year-end, 2007, commercial real estate loans, which increased 15% from year-end 2006, remained the largest component of the company’s total loan portfolio and accounted for approximately 66% of total loans outstanding. Real estate construction loans grew by $24.6 million and accounted for 4% of the company’s total loans at December 31, 2007. Commercial and industrial loans, including commercial, trade finance and SBA loans, represented 25% and consumer loans totaled 5% of the company’s gross loan portfolio at September 31, 2007. Net loans as a percentage of total assets was 85.99% at December 31, 2007, compared with 85.60% at September 30, 2007 and 83.39% at year-end 2006.

Center Financial continued to maintain sound asset quality with nonperforming assets at December 31, 2007 totaling approximately the same level as of September 30, 2007 at $6.6 million. Excluding the guaranteed portion of nonperforming SBA loans, nonperforming assets equaled $3.9 million at year end, down from $4.2 million at September 30, 2007. At December 31, 2006, nonperforming assets totaled $3.3 million, or $2.3 million, net of SBA guarantee. As a percentage of total gross loans, nonperforming loans equaled 0.35% at December 31, 2007, 0.38% at September 30, 2007 and 0.21% at December 31, 2006.

For the full 2007 year, net charge-offs totaled $3.4 million, compared with net charge-offs of $2.1 million in the prior year. The total allowance for loan losses at December 31, 2007 increased to $20.5 million, reflecting the company’s expanded loan portfolio as well as an uncertain economic environment, and represented 1.13% of gross loans. This compares with allowance for losses of $17.4 million, or 1.12% of gross loans, at December 31, 2006.

Total deposits at December 31, 2007 equaled $1.58 billion, up 10% over $1.43 billion at the end of 2006. Non-interest bearing deposits at the close of 2007 totaled $363.5 million and represented 23% of total deposits, compared with $388.2 million, or 27% of total deposits, at December 31, 2006. Time deposits at December 31, 2007 accounted for 58% of total deposits, compared with 54% at year-end 2006. Center Bank’s loan-to-deposit ratio as of December 31, 2007 equaled 113.44%, compared with 107.54% at December 31, 2006.

The average cost of interest-bearing deposits for the full 2007 year was 4.80%, up from 4.43% for the prior year, primarily reflecting the four increases of 25 basis points each in the Fed Funds rate by the Federal Reserve over the course of 2006. While the Federal Reserve lowered the Fed funds rate by a total of 100 basis points during 2007, the lagging effect of the 50 basis point reduction on September 18, 2007, followed by two additional 25 basis point reductions on October 31 and December 18, did not result in any significant impact to the company’s cost of interest-bearing deposits for 2007. The average cost of total deposits for 2007 rose to 3.59% from 3.25% a year ago.

Total assets at the close of 2007 increased to $2.08 billion from $1.84 billion at December 31, 2006, primarily reflecting the growth in the company’s loan portfolio. Average interest-earning assets for the 2007 full year totaled $1.80 billion, compared with $1.58 billion for 2006.

Under a $10 million stock buyback plan authorized by the board of directors in May 2007, the company repurchased a total of 363,766 shares at an average price of $12.20 during the 2007 fourth quarter, or 373,820 shares year-to-date at an average price of $12.33. At year end, $5.4 million remained available under the repurchase plan.

Shareholders’ equity at December 31, 2007 increased 12% to $158.0 million from $140.7 million at December 31, 2006. Tangible book value at year-end 2007 increased to $9.56 per share from $8.37 per share at year-end 2006. At December 31, 2007, Center Financial remained “well-capitalized” under all regulatory categories, with a Tier 1 risk-based capital ratio of 9.31%, a total risk-based capital ratio of 10.42%, and a Tier 1 leverage ratio of 8.49%.

Yoo concluded: “Looking forward into 2008, we anticipate implementing a number of strategies designed to enhance our ability to gather core deposits and increase our liquidity. We are also planning for controlled levels of quality loan growth, as well as greater management of our portfolio concentrations. With Center Bank’s historically prudent, conservative credit culture and a strong leadership team in place, we are confident that we will weather the challenges of the current market and be able to maintain healthy asset quality metrics throughout the year. Our regional director reorganization is coming into full swing, and we believe we are better prepared to serve the financial needs of small business entrepreneurs. We look forward to creating even greater value for all of our customers, employees and shareholders as we enter our next phase of growth.”

DEFINITIVE AGREEMENT TO ACQUIRE FIRST INTERCONTINENTAL BANK

On September 18, 2007, Center Financial announced that it had entered into a definitive agreement to acquire First Intercontinental Bank of Doraville, Ga., the commercial business center of Atlanta’s Asian community. Under the terms of the definitive agreement, which has been approved by each respective board of directors, First Intercontinental will be merged into a newly formed Georgia state-chartered banking subsidiary of Center Financial that will operate under the First Intercontinental Bank name. Center Financial will become a multi-bank holding company with Center Bank and First Intercontinental Bank as its two wholly owned banking subsidiaries. The transaction is valued at $22.27 per fully diluted share of First Intercontinental Bank common stock, based on a total purchase price of $65.2 million. Of this amount, approximately $3.6 million is to be paid in cash for the cancellation of outstanding First Intercontinental stock options, and the remainder is to be paid to First Intercontinental shareholders, payable 60% in cash and 40 % in Center Financial common stock. The closing of the transaction is subject to the approvals of the Federal Reserve Board, the FDIC and the Georgia Department of Banking and Finance, as well as the approval of First Intercontinental’s shareholders. The transaction is expected to be completed in the second quarter of 2008.

Investor Conference Call

The company will host an investor conference call at 9:00 a.m. PST (12 noon EST) on Thursday, Jan. 31, 2008 to review the financial results for its 2007 fourth quarter and full year. The call will be open to all interested investors through a live, listen-only audio Web broadcast via the Internet at http://www.centerbank.com and http://www.earnings.com. Listeners are encouraged to visit the Web site at least 15 minutes prior to the start of the scheduled presentation to register, download and install any necessary audio software. For those who are not available to listen to the live broadcast, the audio broadcast will be archived for one year at both Web sites. A telephone replay of the call will be available through 11:59 p.m. PST, Thursday, Feb. 7, 2008 by dialing 888-286-8010 (domestic) or 617-801-6888 (international) and entering passcode 30740438.

About Center Financial Corporation

Center Financial Corporation is the holding company of Center Bank, a community bank offering a full range of financial services for diverse ethnic and small business customers. Founded in 1986 and specializing in commercial and SBA loans and trade finance products, Center Bank has grown to be one of the nation’s largest financial institutions focusing on the Korean-American community, with total assets of $2.1 billion at December 31, 2007. Headquartered in Los Angeles, Center Bank operates 26 branch and loan production offices. Of the company’s 18 full-service branches, 15 are located throughout Southern California, along with one branch in Chicago and two in Seattle. Center Bank’s eight loan production offices are strategically located in Seattle, Denver, Washington D.C., Las Vegas, Atlanta, Dallas, Houston and Northern California. Center Bank is a California state-chartered institution and its deposits are insured by the FDIC to the extent provided by law. For additional information on Center Bank, visit the company’s Web site at www.centerbank.com.

This release contains forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding the next phase of growth for Center Financial and Center Bank, integration risks associated with the First Intercontinental Bank acquisitions, satisfaction of various closing conditions and receipt of all regulatory approvals. The forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Factors that might cause such differences include, but are not limited to, those identified in our cautionary statements contained in Center Financial Corp.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (See Business, and Management’s Discussion and Analysis), and other filings with the Securities and Exchange Commission (SEC) are incorporated herein by reference. These factors include, but are not limited to: competition in the financial services market for both deposits and loans; the ability of Center Financial and its subsidiaries to increase its customer base; changes in interest rates; new litigation or changes or adverse developments in existing litigation; and regional and general economic conditions. Such forward-looking statements speak only as of the date of this release. Center Financial expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in the company’s expectations of results or any change in events.

# # #

(tables follow)

CENTER FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited)

	12/31/2007	12/31/2006
	(Dollars in thousands)
ASSETS
Cash and due from banks	$58,339	$71,504
Federal funds sold	7,125	—
Money market funds and interest-bearing deposits in other banks	2,825	1,872

Cash and cash equivalents	68,289	73,376
Securities available for sale, at fair value	129,680	148,913
Securities held to maturity, at amortized cost (Fair value of $10,961 as of December 31, 2007 and $10,571 as of December 31, 2006)	10,932	10,591
Federal Home Loan Bank and Pacific Coast Bankers Bank stock, at cost	15,219	11,065
Loans, net of allowance for loan losses of $20,477 as of December 31, 2007 and $17,412 as of December 31, 2006	1,748,143	1,518,666
Loans held for sale, at the lower of cost or market	41,492	18,510
Premises and equipment, net	13,585	13,322
Customers’ liability on acceptances	3,292	4,871
Other real estate owned, net	380	—
Accrued interest receivable	8,886	8,574
Deferred income taxes, net	12,763	11,723
Investments in affordable housing partnerships	11,911	6,878
Cash surrender value of life insurance	11,583	11,183
Goodwill	1,253	1,253
Intangible assets, net	267	320
Other assets	3,511	4,067

Total Assets	$2,081,186	$1,843,312

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits:
Noninterest-bearing	$363,465	$388,163
Interest-bearing	1,214,209	1,041,236

Total deposits	1,577,674	1,429,399
Acceptances outstanding	3,292	4,871
Accrued interest payable	13,213	11,458
Other borrowed funds	299,606	229,490
Trust preferred securities	18,557	18,557
Accrued expenses and other liabilities	10,868	8,803

Total liabilities	1,923,210	1,702,578
Commitments and Contingencies	—	—
Shareholders’ Equity
Serial preferred stock, no par value; authorized 10,000,000 shares; issued and outstanding, none	—	—
Common stock, no par value; authorized 40,000,000 shares; issued and outstanding, 16,366,791 (including 8,700 shares of unvested restricted stock) as of December 31, 2007 and 16,632,601 as of December 31, 2006	67,006	69,172
Retained earnings	90,541	71,777
Accumulated other comprehensive income (loss), net of tax	429	(215)

Total shareholders’ equity	157,976	140,734

Total Liabilities and Shareholders’ Equity	$2,081,186	$1,843,312

Tangible book value per share	$9.56	$8.37

CENTER FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (Unaudited)

	Three Months Ended			Twelve Months Ended December 31,
	12/31/07	9/30/07	12/31/06	2007	2006
	(Dollars in thousands, except per share data)
Interest and Dividend Income:
Interest and fees on loans	$35,038	$34,781	$32,277	$135,290	$114,238
Interest on federal funds sold	75	67	69	255	1,575
Interest on taxable investment securities	1,645	1,595	1,546	6,416	7,547
Interest on tax-advantaged investment securities	129	125	135	516	528
Dividends on equity stock	183	151	154	689	419
Money market funds and interest-earning deposits	29	16	190	75	422

Total interest and dividend income	37,098	36,735	34,371	143,241	124,729
Interest Expense:
Interest on deposits	14,421	14,767	12,216	54,195	47,403
Interest expense on trust preferred securities	373	378	379	1,493	1,455
Interest on borrowed funds	3,178	2,258	2,681	11,298	4,461

Total interest expense	17,972	17,403	15,276	66,986	53,319

Net interest income before provision for loan losses	19,127	19,332	19,095	76,255	71,410
Provision for loan losses	2,125	2,000	1,397	6,494	5,666

Net interest income after provision for loan losses	17,002	17,332	17,698	69,761	65,744
Noninterest Income:
Customer service fees	1,725	1,676	1,948	6,940	8,181
Fee income from trade finance transactions	574	615	813	2,621	3,412
Wire transfer fees	256	206	223	899	897
Gain on sale of loans	—	—	719	618	3,335
Net loss on sale of securities available for sale	—	—	(115)	—	(115)
Gain on sale of premises and equipment	—	—	—	12	—
Loan service fees	322	409	394	1,720	1,842
Insurance settlement - legal fees	—	—	—	—	2,520
Other income	457	477	622	2,053	2,154

Total noninterest income	3,334	3,383	4,604	14,863	22,226
Noninterest Expense:
Salaries and employee benefits	7,003	6,342	6,211	25,650	23,684
Occupancy	1,154	1,079	917	4,176	3,653
Furniture, fixtures, and equipment	533	575	477	2,072	1,933
Data processing	495	530	478	2,062	2,100
Professional service fees	773	359	1,069	3,222	4,187
Business promotion and advertising	269	480	1,015	2,390	2,572
Stationery and supplies	144	137	142	553	647
Telecommunications	195	160	143	636	650
Postage and courier service	173	185	183	738	731
Security service	251	268	242	1,030	991
Impairment loss of securities available for sale	1,328	—		1,328	—
Loss on interest rate swaps	—	—	—	—	26
Other operating expenses	1,603	1,332	914	5,178	4,153

Total noninterest expense	13,920	11,447	11,791	49,035	45,327

Income before income tax provision	6,416	9,268	10,511	35,589	42,643
Income tax provision	2,510	3,570	4,161	13,646	16,485

Net income	3,906	5,698	6,350	21,943	26,158
Other comprehensive income - unrealized gain on available-for-sale securities, net of income tax expense of $(103), $(361), $(468) and $(697)	141	476	497	644	961

Comprehensive income	$4,047	$6,174	$6,847	$22,587	$27,119

EARNINGS PER SHARE:
Basic	$0.23	$0.34	$0.38	$1.32	$1.58

Diluted	$0.23	$0.34	$0.38	$1.31	$1.57

Weighted average shares outstanding - basic	16,680,000	16,720,539	16,629,471	16,649,495	16,535,189

Weighted average shares outstanding - diluted	16,725,667	16,785,290	16,720,733	16,731,694	16,666,768

CENTER FINANCIAL CORPORATION

SELECTED FINANCIAL DATA (Unaudited)

(Dollars in thousands)

	Three Months Ended
	12/31/07		9/30/07		12/31/06
	Average Balance	Rate/ Yield	Average Balance	Rate/ Yield	Average Balance	Rate/ Yield
Assets:
Interest-earning assets:
Loans	$1,756,464	7.91%	$1,662,816	8.30%	$1,508,918	8.49%
Federal funds sold	5,781	5.15	4,582	5.80	4,673	5.86
Investments	157,999	4.98	152,387	4.96	173,204	4.64

Total interest-earning assets	1,920,244	7.66	1,819,785	8.01	1,686,795	8.08

Noninterest - earning assets:
Cash and due from banks	68,245		63,727		78,241
Bank premises and equipment, net	13,598		13,564		13,445
Customers’ acceptances outstanding	3,004		3,241		5,008
Accrued interest receivables	8,003		8,286		7,492
Other assets	35,674		32,399		31,746

Total noninterest-earning assets	128,524		121,217		135,932

Total assets	$2,048,768		$1,941,002		$1,822,727

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Deposits:
Money market and NOW accounts	$262,331	4.00%	$263,320	4.30%	$188,888	3.05%
Savings	56,755	3.17	60,946	3.17	78,761	3.82
Time certificates of deposit over $100,000	772,459	5.16	763,632	5.27	685,735	5.19
Other time certificates of deposit	105,525	4.79	104,879	4.83	93,007	4.44

	1,197,070	4.78	1,192,777	4.91	1,046,391	4.63
Other borrowed funds	273,914	4.60	180,667	4.96	198,634	5.36
Long-term subordinated debentures	18,557	7.97	18,557	8.08	18,557	8.10

Total interest-bearing liabilities	1,489,541	4.79	1,392,001	4.96	1,263,582	4.80

Noninterest-bearing liabilities:
Demand deposits	374,589		370,254		401,182

Total funding liabilities	1,864,130	3.82%	1,762,255	3.92%	1,664,764	3.64%
Other liabilities	24,085		22,572		20,376

Total noninterest-bearing liabilities	398,674		392,826		421,558
Shareholders’ equity	160,553		156,175		137,587

Total liabilities and shareholders’ equity	$2,048,768		$1,941,002		$1,822,727

Net interest income
Cost of deposits		3.64%		3.75%		3.35%

Net interest spread		2.88%		3.05%		3.29%

Net interest margin		3.95%		4.22%		4.49%

CENTER FINANCIAL CORPORATION

SELECTED FINANCIAL DATA (Unaudited)

(Dollars in thousands)

	Twelve Months Ended December 31,
	2007		2006
	Average Balance	Rate/ Yield	Average Balance	Rate/ Yield
Assets:
Interest-earning assets:
Loans	$1,640,425	8.25%	$1,340,959	8.52%
Federal funds sold	4,609	5.53	33,286	4.73
Investments	159,364	4.88	203,453	4.43

Total interest-earning assets	1,804,398	7.94	1,577,698	7.91

Noninterest - earning assets:
Cash and due from banks	67,373		76,934
Bank premises and equipment, net	13,534		13,714
Customers’ acceptances outstanding	3,580		5,017
Accrued interest receivables	7,955		7,011
Other assets	33,394		31,502

Total noninterest-earning assets	125,836		134,178

Total assets	$1,930,234		$1,711,876

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Deposits:
Money market and NOW accounts	$233,984	3.93%	$204,535	2.97%
Savings	64,906	3.35	80,219	3.79
Time certificates of deposit over $100,000	731,034	5.22	687,181	4.97
Other time certificates of deposit	99,624	4.71	98,077	4.22

	1,129,548	4.80	1,070,012	4.43
Other borrowed funds	224,860	5.02	83,941	5.31
Long-term subordinated debentures	18,557	8.05	18,557	7.84

Total interest-bearing liabilities	1,372,965	4.88	1,172,510	4.55

Noninterest-bearing liabilities:
Demand deposits	382,071		390,675

Total funding liabilities	1,755,036	3.82%	1,563,185	3.41%
Other liabilities	22,080		22,050

Total noninterest-bearing liabilities	404,151		412,725
Shareholders’ equity	153,118		126,641

Total liabilities and shareholders’ equity	$1,930,234		$1,711,876

Net interest income
Cost of deposits		3.59%		3.25%

Net interest spread		3.06%		3.36%

Net interest margin		4.23%		4.53%

CENTER FINANCIAL CORPORATION

SELECTED FINANCIAL DATA (Unaudited)

	As of the Dates Indicated
	12/31/07	9/30/07	6/30/07	3/31/07	12/31/06
	(Dollars in thousands)
Real Estate:
Construction	$68,143	$59,821	$58,865	$53,468	$43,508
Commercial	1,197,104	1,142,899	1,080,128	1,060,110	1,042,562
Commercial	310,962	306,037	288,736	285,132	277,296
Trade Finance	66,964	75,526	67,000	68,703	66,925
SBA	70,517	65,561	58,464	56,083	50,606
Consumer and other	98,969	90,675	82,084	77,893	77,682

Total Gross Loans	1,812,659	1,740,519	1,635,277	1,601,389	1,558,579

Less:
Allowance for Losses	20,477	19,619	18,289	17,855	17,412
Deferred Loan Fees	1,847	1,833	1,954	2,225	2,347
Discount on SBA Loans Retained	700	796	874	1,535	1,644

Total Net Loans and Loans Held for Sale	$1,789,635	$1,718,271	$1,614,160	$1,579,774	$1,537,176

As a percentage of total gross loans:
Real estate:
Construction	3.8%	3.4%	3.6%	3.3%	2.8%
Commercial	66.0%	65.7%	66.1%	66.2%	66.9%
Commercial	17.2%	17.6%	17.7%	17.8%	17.8%
Trade finance	3.7%	4.3%	4.1%	4.3%	4.3%
SBA	3.9%	3.8%	3.6%	3.5%	3.2%
Consumer	5.5%	5.2%	5.0%	4.9%	5.0%

Total gross loans	100.0%	100.0%	100.0%	100.0%	100.0%

	As of the Dates Indicated
	12/31/07	9/30/07	6/30/07	3/31/07	12/31/06
	(Dollars in thousands)
Demand deposits (noninterest-bearing)	$363,465	$361,137	$393,108	$389,358	$388,163
Money market accounts and NOW	244,233	237,457	275,403	181,305	190,453
Savings	54,838	58,764	65,838	71,973	76,846

	662,536	657,358	734,349	642,636	655,462
Time deposits
Less than $100,000	112,614	105,038	102,582	91,600	91,830
$100,000 or more	802,524	757,873	748,421	707,915	682,107

Total	$1,577,674	$1,520,269	$1,585,352	$1,442,151	$1,429,399

As a percentage of total deposits:
Demand deposits (noninterest-bearing)	23.0%	23.8%	24.8%	27.0%	27.2%
Money market accounts and NOW	15.5%	15.6%	17.4%	12.6%	13.3%
Savings	3.5%	3.9%	4.2%	5.0%	5.4%

	42.0%	43.2%	46.3%	44.6%	45.9%
Time deposits
Less than $100,000	7.1%	6.9%	6.5%	6.4%	6.4%
$100,000 or more	50.9%	49.9%	47.2%	49.1%	47.7%

Total deposits	100.0%	100.0%	100.0%	100.0%	100.0%

CENTER FINANCIAL CORPORATION

SELECTED FINANCIAL DATA (Unaudited)

	December 31, 2007	September 30, 2007	December 31, 2006
	(Dollars in thousands)
Nonperforming loans:
Commercial	$1,775	$1,428	$1,502
Consumer	457	445	429
Trade Finance	—	199	—
SBA	4,033	4,535	1,330

Total nonperforming loans and assets	6,265	6,607	3,261
Other real estate owned	380	—	—

Total nonperforming assets	6,645	6,607	3,261
Guaranteed portion of nonperforming SBA loans	2,740	2,418	973

Total nonperforming assets, net of SBA guarantee	$3,905	$4,189	$2,288

	Year Ended December 31, 2007	Nine Months Ended September 30, 2007	Year Ended December 31, 2006
	(Dollars in thousands)
Balances
Average total loans outstanding during the period	$1,656,842	$1,619,267	$1,356,169

Total loans outstanding at end of period (1)	$1,810,083	$1,737,890	$1,554,588

Allowance for Loan Losses:
Balance at beginning of period	$17,412	$17,412	$13,871

Charge-offs:
Commercial Real Estate	—	—	258
Commercial	2,725	2,032	1,635
Consumer	218	127	333
SBA	609	84	473
Other	—	—	—
Total charge-offs	3,552	2,243	2,699

Recoveries
Real estate	—	—	424
Commercial	34	19	43
Consumer	72	54	101
SBA	17	7	6

Total recoveries	123	80	574

Net loan charge-offs	3,429	2,163	2,125
Provision for loan losses	6,494	4,370	5,666

Balance at end of period	$20,477	$19,619	$17,412

Ratios:
Nonperforming loans as a percent of total gross loans	0.35%	0.38%	0.21%
Nonperforming assets as a percent of total loans and other real estate owned	0.37	0.38	0.21
Net loan charge-offs to average loans	0.21	0.13	0.16
Provision for loan losses to average total loans	0.39	0.27	0.42
Allowance for loan losses to gross loans at end of period	1.13	1.13	1.12
Allowance for loan losses to total nonperforming loans	327	297	534
Net loan charge-offs to allowance for loan losses at end of period	16.75	11.03	12.20
Net loan charge-offs to provision for loan losses	52.80	49.50	37.50

(1)	Net of deferred loan fees and discount on SBA loans sold

CENTER FINANCIAL CORPORATION

SELECTED FINANCIAL DATA (Unaudited)

	Three Months Ended			Twelve Months Ended
	12/31/07	9/30/07	12/31/06	12/31/07	12/31/06
Performance ratios:
Return on average assets	0.81%	1.16%	1.40%	1.14%	1.53%
Return on average equity	10.03	14.47	18.30	14.33	20.66
Efficiency ratio	61.80	50.40	49.80	53.8	48.41
Net loans to total deposits at period end	113.44	113.02	107.54	113.44	107.54
Net loans to total assets at period end	85.99	85.60	83.39	85.99	83.39

	As of the Dates Indicated
	12/31/07	9/30/07	12/31/06
Capital ratios:
Leverage capital ratio	8.49%	9.01%	8.62%
Tier 1 risk-based capital ratio	9.31	9.93	9.45
Total risk-based capital ratio	10.42	11.08	10.54